UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2011

Medallion Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	814-00188	04-3291176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 Madison Avenue, 38th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 328-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 18, 2011, the board of directors of Medallion Financial Corp. (the “Company”), after considering information on total compensation for the Company’s executive officers, competitive conditions, accomplishment of Company goals during fiscal year 2010, and individual performance, approved the recommendations made by the Compensation Committee to award fiscal year 2010 bonuses to Larry D. Hall, Senior Vice President and Chief Financial Officer and Brian S. O’Leary, Executive Vice President and Chief Operating Officer. The Committee approved an $80,000 cash bonus to Mr. Hall and a $70,000 cash bonus to Mr. O’Leary. The board also approved the Compensation Committee’s recommendations to increase the base salaries of Mr. Hall to $275,000 and Mr. O’Leary to $311,123.

On February 18, 2011, the Compensation Committee granted 18,773 shares of restricted common stock under the Medallion Financial Corp. 2009 Employee Restricted Stock Plan to Alvin Murstein, Chief Executive Officer, 18,773 shares to Andrew M. Murstein, President, 1,877 shares to Mr. O’Leary, 1,877 shares to Mr. Hall and 1,501 shares to Michael J. Kowalsky, Executive Vice President. These shares of restricted common stock vest on February 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein

	Name:	Alvin Murstein
	Title:	Chairman and Chief Executive Officer

Date: February 23, 2011